Exhibit 7.09

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This CONTRIBUTION AND SUBSCRIPTION AGREEMENT, dated as of October 3, 2012 (this “Agreement”), is by and among the Marquez Trust, a personal trust organized under that certain Trust Agreement dated February 26, 2002, as amended (the “Trust”) and the Timothy and Bernadette Marquez Foundation, a Colorado Nonprofit Corporation (the “Foundation, and with the Trust, each, an “Investor” and together, the “Investors”), and Denver Parent Corporation, a Delaware corporation (“Parent”).

                        WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of January 16, 2012 (the “Merger Agreement”), by and among Parent, Denver Merger Sub Corporation, a Delaware corporation (“Merger Sub”), and Venoco, Inc., a Delaware corporation (the “Company”), Merger Sub, or its permitted assignees, will be merged with and into the Company (the “Merger”);

                        WHEREAS, pursuant to the Rollover Commitment Letter, dated as of January 16, 2012 (the “Rollover Commitment Letter”), by and among the Investors and Parent, the Investors and Parent agreed that the Investors would subscribe for certain shares of common stock, par value $0.01, of Parent (“Parent Common Stock”) for aggregate consideration consisting of a certain number of shares of common stock, par value $0.01, of the Company (“Company Common Stock”), upon the satisfaction of certain conditions;

                        WHEREAS, it is intended that for U.S. federal income tax purposes, the subscription by the Investors for shares of Parent Common Stock in exchange for the contribution of shares of Company Common Stock qualify as an exchange to which Section 351 of the Internal Revenue Code of 1986, as amended, applies.

                        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, and in satisfaction of the parties’ obligations under the Rollover Commitment Letter, the Investors and Parent hereby agree as follows:

1.                  Each Investor hereby subscribes for and offers to acquire from Parent, and Parent hereby accepts such offer and agrees to issue to such Investor, the number of shares of Parent Common Stock set forth opposite such Investor’s name on Schedule A, in consideration of the contribution described in Section 2 of this Agreement.

2.                  Each Investor hereby contributes to Parent, and Parent hereby accepts and acknowledges the receipt of such contribution, the number of shares of Company Common Stock, set forth opposite such Investor’s name on Schedule A.  Share certificates evidencing the Company Common Stock, and share powers in connection with the transfer thereof, have been delivered by each Investor to Parent on the date hereof, except those shares of Company Common Stock which are held in uncertificated form or in street name, which shall be delivered by Investors as soon as practicable after the date hereof.

3.                  The transactions contemplated by Sections 1 and 2  shall be deemed to occur simultaneously with the Effective Time (as defined in the Merger Agreement).

4.                  Parent represents and warrants to each Investor that (a) all shares of Parent Common Stock issued hereunder are validly issued, fully paid and nonassessable, (b) upon issuance, the shares of Parent Common Stock issued hereunder shall represent the entire issued and outstanding capital stock of Parent as of the date of issuance (except for 1,000 shares previously issued to Timothy M. Marquez on January 16, 2012 in connection with the formation of Parent); and (c) the execution, delivery and performance of this Agreement by Parent, and the consummation by Parent of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent.

5.                  This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same instrument.

6.                  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to principles of conflict of law.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof.

MARQUEZ TRUST

By:  /s/ Timothy M. Marquez
      Name:  Timothy M. Marquez
      Title:     Trustee

By:  /s/ Bernadette Marquez
      Name:   Bernadette Marquez
      Title:     Trustee

TIMOTHY AND BERNADETTE MARQUEZ
FOUNDATION

By:   /s/ Timothy M. Marquez
       Name:  Timothy M. Marquez
       Title:     Director

By:  /s/ Bernadette M. Marquez
      Name:   Bernadette Marquez
      Title:      Director

By:  /s/ David Mokros
      Name:   David Mokros
      Title:      Director

Denver Parent corporation

By:  /s/ Timothy M. Marquez
      Name:  Timothy M. Marquez
      Title:     Chief Executive Officer

[Signature Page to Contribution and Subscription Agreement]

Schedule A

Name	Company Common Stock	Parent Common Stock
Marquez Trust	28,311,192	28,311,192
Timothy and Bernadette Marquez Foundation	1,624,186	1,624,186